UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 22, 2013

Xenonics Holdings, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-32469	84-1433854
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3186 Lionshead Avenue Carlsbad, California		92010
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (760) 477-8900

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

On January 23, 2013, Xenonics Holdings, Inc. (the “Company”) entered into an Agreement dated as of January 22, 2013 (the “Agreement”) and closed the transactions contemplated by the Agreement. Pursuant to the Agreement:

•

The maturity date of two previously reported loans to the Company, each in the principal amount of $500,000 and secured by substantially all of the Company’s assets, was extended from January 15, 2013 to October 31, 2013 and the interest rate on each loan was increased to 13% per annum;

•	The Company repaid in full two promissory notes, each in the principal amount of $37,500; and

•

The Company borrowed additional funds in the aggregate principal amount of $450,000, which loans are secured by substantially all of the assets of the Company, bear interest at the rate of 13% per annum, and are repayable in full on October 31, 2013.

Item 3.02.	Unregistered Sales of Equity Securities.

In consideration of the loan extensions and new loans described in Items 1.01 and 2.03 of this Current Report on Form 8-K, the Company issued Warrants to the lenders to purchase an aggregate of 850,000 shares of the Company’s common stock at an exercise price of $0.14 per share and with a five-year term. The issuance of the Warrants described in this Item 3.02, and the issuance of the shares of common stock that are issuable upon exercise of the Warrants, are exempt from registration under the Securities Act of 1933 by reason of the exemption provided by Section 4(2) of the Securities Act of 1933 for transactions not involving public offerings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xenonics Holdings, Inc.

January 28, 2013	By:	/s/ Richard S. Kay
Name: Richard S. Kay
Title: Chief Financial Officer

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